Exhibit 10.1

SECONDMENT AGREEMENT

by and between

ANTERO MIDSTREAM PARTNERS LP

ANTERO RESOURCES MIDSTREAM MANAGEMENT LLC

ANTERO MIDSTREAM LLC

ANTERO WATER LLC

ANTERO TREATMENT LLC

and

ANTERO RESOURCES CORPORATION

SEPTEMBER 23, 2015

i

ARTICLE XI	OTHER PROVISIONS	10
11.1	Assignment	10
11.2	Notices	10
11.3	Severability	11
11.4	Entire Agreement; Conflicts	11
11.5	Amendment or Modification	11
11.6	No Waiver	11
11.7	Safety Regulations	11
11.8	Relationship of Parties	11
11.9	Governing Law	11
11.10	Further Assurances	12
11.11	Counterparts	12
11.12	Rights of Third Parties	12

SCHEDULES

SCHEDULE 1                              Operating Services

SCHEDULE 2                              Accounting Procedures

ii

SECONDMENT AGREEMENT

THIS SECONDMENT AGREEMENT is made effective as of September 23, 2015, by and between Antero Midstream Partners LP, a Delaware limited partnership (“MLP”), Antero Resources Midstream Management LLC, a Delaware limited liability company (the “General Partner”), Antero Midstream LLC, a Delaware limited liability company (“Antero Midstream”), Antero Water LLC, a Delaware limited liability company (“Antero Water”), Antero Treatment LLC, a Delaware limited liability company (“Antero Treatment”) and Antero Resources Corporation, a Delaware corporation (“Antero”). MLP, the General Partner, Antero Midstream, Antero Water, and Antero are sometimes referred to herein separately as “Party” or collectively as the “Parties.”

RECITALS

WHEREAS, MLP, directly or indirectly, owns, will own or may own (i) the Gathering Facilities (as defined below) consisting of gathering pipelines, compressor stations and certain other associated midstream assets, and (ii) the Water Assets (as defined below) consisting of water delivery pipelines, water treatment and other water facilities and related assets;

WHEREAS, MLP desires that Antero provide Seconded Employees (as defined below) to perform the Operational Services (as defined below) with respect to the Gathering Facilities and the Water Assets in accordance with the following commercial agreements (i) that certain Gathering and Compression Agreement, dated as of November 10, 2014, between Antero and Antero Midstream (as amended, supplemented or restated from time to time, the “Gathering Agreement”) and the Right of First Offer Agreement, dated as of November 10, 2014, between Antero and Antero Midstream (as amended, supplemented or restated from time to time, the “ROFO Agreement”), and (ii) that certain Water Services Agreement, dated of even date herewith, between Antero and Antero Water (as amended, supplemented or restated from time to time, the “Water Services Agreement,” and together with the Gathering Agreement and the ROFO Agreement, the “Commercial Agreements”);

WHEREAS, the Parties desire to set forth their respective rights and responsibilities with respect to Antero’s secondment of employees for purposes of the operation, maintenance and management of the Gathering Facilities and the Water Assets;

NOW THEREFORE, in consideration of their mutual undertakings and agreements hereunder, the Parties undertake and agree as follows:

AGREEMENT

NOW, THEREFORE, the Parties hereby agree as follows:

ARTICLE I
DEFINITIONS, CONSTRUCTION

1.1                               Definitions. In this Agreement, capitalized terms used, but not otherwise defined, shall have the respective meanings given to such terms set forth below:

A&R Services Agreement shall have the meaning set forth in Section 11.4.

Accounting Procedures means the terms and provisions set forth in Schedule 2.

Affiliate means (i) with respect to Antero, any other Person that directly or indirectly through one or more intermediaries is controlled by Antero, excluding the General Partner and any other Person that directly or indirectly through one or more intermediaries is controlled by the General Partner (including MLP); and (ii) with respect to MLP, the General Partner and any other Person that directly or indirectly through one or more intermediaries is controlled by the General Partner. As used herein, the term “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through ownership of voting securities, by contract or otherwise.

Affiliated Group shall have the meaning set forth on Schedule 2.

Agreement means this Secondment Agreement, as the same may be amended.

Antero shall have the meaning set forth in the first paragraph.

Antero Group shall have the meaning set forth in Section 4.1.

Antero Indemnitees shall have the meaning set forth in Section 9.2.

Antero Midstream shall have the meaning set forth in the first paragraph.

Antero Water shall have the meaning set forth in the first paragraph.

Applicable Law means all laws, permits, rules, codes, ordinances, requirements and regulations of all federal, state or local agencies, court and other governmental bodies, including without limitation the Natural Gas Act, the Pipeline Safety Act of 1968, both as amended, and the regulations and orders of the Federal Energy Regulatory Commission and the Department of Transportation; in each case, as applicable to MLP, Antero, or the Assets.

Assets means the Water Assets and the Gathering Facilities.

Audit Committee shall have the meaning set forth in the Partnership Agreement.

Business Day means any day other than a Saturday, a Sunday, or a holiday on which national banking associations in the State of Colorado are closed.

Capital Expenditures means all Expenditures that are capitalized by Antero or MLP, as applicable in accordance with GAAP and the relevant Party’s accounting capitalization procedures, in each case as consistently applied and as in effect from time to time.

Commercial Agreements shall have the meaning set forth in the Recitals.

Expenditure means a cost, expense or expenditure.

Fiscal Year means each 12 month period beginning on the first day of January of a year and ending on December 31 of the same year; provided, the first Fiscal Year hereunder shall begin on the date of this Agreement and shall end on December 31, 2015; and further provided, the last Fiscal Year shall end at the expiration or termination of this Agreement.

Force Majeure shall have the meaning set forth in Section 10.1(b).

GAAP means United States generally accepted accounting principles as in effect from time to time.

Gathering Agreement shall have the meaning set forth in the Recitals.

Gathering Facilities shall mean (a) the Gathering System (as defined in the Gathering Agreement), (b) any property, equipment or other assets associated with the provision of “Services” (as defined in the ROFO Agreement) under the ROFO Agreement, (c) any other assets, equipment, accessions and improvements in respect of the foregoing owned, directly or indirectly, by the Partnership Group and (d) any other assets, equipment or facilities owned by the Partnership Group other than the Water Assets.

General Partner shall have the meaning set forth in the first paragraph.

Governmental Authority means any governmental authority, agency, department, commission, bureau, board, instrumentality, court or quasi-governmental authority of any foreign nation, the United States, or any state that has or obtains jurisdiction over the matter in question, or any political subdivision thereof.

Initial Services Agreement means the Services Agreement dated November 10, 2014 by and among Antero, MLP and the General Partner.

Liability shall have the meaning set forth in Section 9.3(a).

Limited Partner shall have the meaning set forth in the Partnership Agreement.

MLP shall have the meaning set forth in the first paragraph.

MLP Indemnitees shall have the meaning set forth in Section 9.2.

Month means calendar month.

Operating Services have the meaning set forth in Section 2.1.

Partnership Agreement means the Agreement of Limited Partnership of Antero Midstream Partners LP, dated as of November 10, 2014, to which reference is hereby made for all purposes of this Agreement. No amendment or modification to the Partnership Agreement subsequent to the date hereof that relates to or otherwise affects any portion of this Agreement shall be given effect for the purposes of this Agreement unless consented to in writing by each of the Parties to this Agreement.

Partnership Group shall have the meaning set forth in Section 3.1(a).

Party or Parties means any of the entities named in the first paragraph to this Agreement and any respective successors or permitted assigns in accordance with the provisions of this Agreement.

Period of Secondment shall have the meaning set forth in Section 3.1(b).

Permit means all permits, licenses, franchises, consents, authorizations, certifications, exemptions, variances, and approvals, as necessary under Applicable Laws for operating the Assets.

Person means any natural person, corporation, limited liability company, partnership, joint venture, trust, unincorporated organization, association, joint stock company or Governmental Authority.

Prior Contribution Agreement means that certain Amended and Restated Contribution Agreement, dated as of November 10, 2014, between Antero and MLP, as amended, supplemented or restated from time to time.

ROFO Agreement shall have the meaning set forth in the Recitals.

Seconded Employee(s) shall have the meaning set forth in Section 3.1(b).

Service Provider shall have the meaning set forth in Section 4.2.

Water Assets shall have the meaning provided such term in the Water Contribution Agreement, as well as any future assets of Antero Water, Antero Treatment or any other Affiliate of MLP to the extent relating to the water business of those respective entities.

Water Contribution Agreement means that certain Contribution, Conveyance, and Assumption Agreement, dated as of September, 17, 2015, by and among Antero, MLP, and Antero Treatment, as amended, supplemented or restated from time to time.

Water Services Agreement shall have the meaning set forth in the Recitals.

1.2                               Construction.  In construing this Agreement, the following principles shall be followed: (a) no consideration shall be given to the captions of articles, sections or subsections; (b) no consideration shall be given to the fact or presumption that one Party had a greater or lesser hand in drafting this Agreement; (c) the word “includes” and its syntactic variants means “includes, but is not limited to” and corresponding syntactic variant expressions; (d) the plural shall be deemed to include the singular, and vice versa; (e) the words “this Agreement,” “herein,” “hereby,” “hereunder” and “hereof,” and words of similar import, refer to this Agreement as a whole and not to any particular subdivision unless expressly so limited; (f) the words “this Article,” “this Section” and “this clause,” and words of similar import, refer only to the Article, Section or clause hereof in which such words occur; and (g) the word “or” is exclusive, and the word “including” (in its various forms) means including without limitation.

ARTICLE II
SECONDMENT

2.1                               Seconded Employees of Antero. Subject to the terms of this Agreement, Antero agrees to provide Seconded Employees (as defined in Section 3.1(b)) who, in their capacity as Seconded Employees of MLP, will perform the services described on Schedule 1, except as outsourced by MLP to third party service providers (the “Operating Services”), in order for the Partnership Group to operate the Assets in an efficient manner, and in a manner that permits the Partnership Group to comply with its obligations under the Commercial Agreements. The Seconded Employees will perform the Operating Services in accordance with the terms and conditions and subject to the limitations set forth in this Agreement.

2.2                               MLP’s Rights. The Seconded Employees shall be subject to the direction and control of MLP. Antero shall respond in a commercially reasonable manner to all instructions, notices, requests or inquiries from MLP with respect to the Seconded Employees. Decisions, acts or omissions so undertaken by the Seconded Employees or Antero with respect to the Seconded Employees pursuant to the direction and control of MLP shall not give rise to any breach of or default under this Agreement by Antero or liability to Antero provided that Antero otherwise acted in accordance with the requirements of Section 2.1.

2.3                               Antero’s Rights. MLP and its Affiliates shall have no authority to terminate a Seconded Employee’s employment with Antero or otherwise to discipline a Seconded Employee, except that MLP may terminate the Seconded Employee’s secondment. Antero shall, at all times, have sole authority to terminate a Seconded Employee’s employment with Antero.

2.4                               Supervision and Management of the Seconded Employees. To the extent that supervisors or managers of the Seconded Employees issue instructions to such Seconded Employees regarding the Operating Services, such supervisors and managers shall be treated for purposes of this Agreement as acting on behalf of MLP for purposes of this Agreement.

2.5                               Consultations. Antero and MLP shall consult as frequently as reasonably necessary regarding the scope of Operating Services to be performed by the Seconded Employees and particular circumstances that may require an adjustment to Antero’s obligation to provide the Seconded Employees, and shall keep each other timely informed about planned downtime, major maintenance projects, capital projects, significant operational events and other major events that are relevant to the safe and efficient operation of the Assets and the performance of the Parties’ respective obligations under this Agreement.

2.6                               Additional Seconded Employees.  If, subsequent to the date hereof, additional services are required to operate the Assets that are not listed on Schedule 1, Antero shall use commercially reasonable efforts to provide Seconded Employees to operate such additional facilities and provide such additional secondment services on mutually agreeable pricing and other terms to be determined on a basis similar to the pricing and other terms set forth in this Agreement, whereupon such services shall be considered part of the Operating Services.

2.7                               Title to Items Obtained on Behalf of MLP. To the extent that any materials, equipment, supplies, consumables, spare parts and other items are purchased or obtained by Antero or its Affiliates for or on behalf of the Assets, MLP or any member of the Partnership Group (including Antero Water, Antero Treatment and Antero Midstream), title to such items shall pass immediately to and vest in MLP or such applicable Affiliate free and clear of all liens or encumbrances arising by, through and under Antero and its Affiliates but not otherwise (other than liens and security interests securing any unpaid portion of the purchase price for the same) upon passage of title from the vendor or supplier thereof. All materials, data and documents, to the extent prepared or developed by any Seconded Employee during the term of this Agreement for MLP or any of its Affiliates in connection with the Seconded Employees’ performance of the Operating Services, including all manuals, data, designs, drawings, plans, specifications and reports, shall belong to MLP (or such Affiliate). All such materials, documents, and data, in whatever form, including electronic copies and databases, shall be provided promptly to MLP following any termination of this Agreement, or at such other times as MLP may reasonably direct; provided, however, that Antero shall be entitled to retain (a) copies of such materials, documents and data for document retention and compliance purposes if required by law, rules, regulations or orders of the court and (b) all electronic copies (if any) of any such materials, documents and data residing in its (and its Affiliates’) automatic backup systems.

ARTICLE III
EMPLOYEES

3.1                               Personnel.

(a)                                 Pursuant to Section 2.1, Antero shall second, or cause to be seconded, to MLP and its subsidiaries (the “Partnership Group”) the Seconded Employees (as defined in Section 3.1(b)) and such other Persons (including consultants and professionals, service or other organizations) as Antero deems necessary or appropriate in order to perform the Operating Services in an efficient and prudent manner. Subject to Antero’s right to be reimbursed for such expenses in accordance with the Accounting Procedures, Antero shall pay all expenses incurred by it in connection with the retention of the Seconded Employees and such other Persons, including, but not limited to, compensation, salaries, wages and overhead and administrative expenses, charges to or incurred by Antero, and, if applicable, social security taxes, workers compensation insurance, retirement and insurance benefits and other such expenses. Any such Seconded Employees and other Persons retained by Antero may be union or non-union employees, and Antero shall have the sole right to negotiate the terms and provisions of any labor or other agreements with the unions to which such employees belong. Antero shall second, or cause to be seconded, all workers who will perform Operating Services.

(b)                                 During the term of this Agreement, Antero shall, from time to time, designate certain of its employees to be seconded to MLP to perform duties for the Assets or otherwise work on behalf of the Partnership Group in accordance with and subject to the terms of this Agreement.  Each such employee who Antero seconds to MLP shall, during the time that such employee is seconded to MLP under this Agreement (the “Period of Secondment”), be referred to individually herein as a “Seconded Employee” and, collectively, as the “Seconded Employees.”

(c)                                  Antero will give notice to each Seconded Employee at times and in the normal processes by which it gives similar notices to employees or otherwise in its discretion to the extent required in accordance with any applicable state law. The notices will include that (i) each such Seconded Employee will be a joint employee of Antero and MLP, and (ii) for any work place injury, the Seconded Employee’s sole remedy against either Antero or MLP (or their respective Affiliates) will be under the workers’ compensation insurance policy or qualified self-insured program of Antero. For the avoidance of doubt, the Parties acknowledge that the Seconded Employees will, during the Period of Secondment, be called upon to perform services for both MLP and Antero (and their respective Affiliates) of the same or closely-related nature.  Antero retains the right to terminate the secondment of any Seconded Employee for any reason at any time or to hire or discharge the Seconded Employees with respect to their employment with Antero.  MLP will have the right to terminate the secondment to it of any Seconded Employee for any reason at any time, upon prior written notice to Antero, but at no time will MLP have the right to terminate any

Seconded Employee’s employment by Antero.  Upon the termination of the secondment of any Seconded Employee, such Seconded Employee will cease performing services for the Partnership Group.

(d)                                 In the course and scope of performing any Seconded Employee’s job functions for the Partnership Group, the Seconded Employee will report into MLP’s management structure, and will be under the direct management, supervision, direction and control of MLP with respect to such Seconded Employee’s performance of the Operating Services and day-to-day activities.

(e)                                  Those Seconded Employees who serve as supervisors or managers and who are called upon to oversee the work of Seconded Employees working at the Partnership Group’s assets or facilities or to provide management support on behalf of MLP are designated by MLP as supervisors to act on the behalf of MLP in supervising the Seconded Employees pursuant to Section 3.1(d) above.  Any Seconded Employee so designated will be acting on the behalf of MLP when supervising the work of the Seconded Employees or when they are otherwise providing management or executive support on behalf of MLP.

(f)                                   With respect to the Partnership Group’s operations in Ohio, Antero shall obtain workers’ compensation coverage as defined by Ohio Revised Code Chapter 4123 on behalf of both Antero and MLP, and MLP shall be considered an employer solely for the purposes of Ohio Revised Code Chapter 4123.  With respect to the Partnership Group’s operations in West Virginia, Antero shall obtain workers’ compensation coverage as defined by West Virginia Code Chapter 23 on behalf of both Antero and MLP, and MLP shall be considered an employer solely for the purposes of West Virginia Code Chapter 23.  For the avoidance of doubt, nothing in this Agreement has any effect on the right of a Seconded Employee to prosecute a workers’ compensation claim against MLP, Antero, or both.

(g)                                  MLP shall not be a participating employer in any benefit plan of Antero or any of its Affiliates. Antero shall remain solely responsible for all obligations and liabilities arising with respect to any benefit plans relating to any Seconded Employees and the Partnership Group shall not assume any benefit plan or have any obligations or liabilities arising thereunder, in each case except for costs properly chargeable to MLP hereunder.

ARTICLE IV
REIMBURSEMENT AND BILLING PROCEDURES

4.1                               Reimbursement. Subject to and in accordance with the terms and provisions of this Article IV (but without duplication of any amounts due pursuant to the A&R Services Agreement) and such reasonable allocation and other procedures as may be agreed upon by Antero and the General Partner from time to time, MLP hereby agrees to reimburse Antero for all direct and indirect costs and expenses incurred by Antero and its Affiliates (collectively, the “Antero Group”) in connection with the provision of the Operating Services to the Partnership Group, including the following:

(a)                                 Antero shall be reimbursed by MLP for Expenditures and Capital Expenditures incurred by Antero in the performance of the Operating Services, in accordance with the Accounting Procedures; provided, MLP shall not be required to reimburse Antero for (i) contributions, withholding deductions or taxes measured by the wages, salaries or compensation paid to Persons employed by Antero or any of its Affiliates in connection herewith (including any Expenditures arising out of claims for non-payment of any or all of the foregoing) or (ii) Expenditures for which Antero is required to provide indemnification to MLP or any MLP Indemnitee pursuant to Section 9.3(b); and

(b)                                 Any payments or expenses incurred for insurance coverage, including allocable portions of premiums, and negotiated instruments (including surety bonds and performance bonds) provided by underwriters with respect to the Assets, the Partnership Group’s other assets or the business of the Partnership Group; salaries and related benefits and expenses of personnel employed by the Antero Group who render Operating Services to the Partnership Group, plus general and administrative expenses to the extent associated with such personnel;

it being agreed, however, that to the extent any reimbursable costs or expenses incurred by the Antero Group consist of an allocated portion of costs and expenses incurred by the Antero Group for the benefit of both the Partnership

Group and the other members of the Antero Group, such allocation shall be made on a reasonable cost reimbursement basis as determined by Antero in good faith.

4.2                               Billing Procedures.  MLP will reimburse Antero, or the member of the Antero Group providing the Operating Services, as applicable (each a “Service Provider”) for billed costs no later than the later of (i) the last day of the Month following the performance Month or (ii) thirty (30) Business Days following the date of Antero’s or Service Provider’s billing to MLP.  Billings and payments may be accomplished by inter-company accounting procedures and transfers.

4.3                               Reports. Antero shall cause to be timely prepared and delivered to MLP such reports, forecasts, implementation plans, plans of action, studies and other information pertaining to the performance of the Operating Services as MLP may reasonably request from time to time. The costs incurred by Antero in preparing and delivering such reports, forecasts, plans, studies and other information shall be included in the Expenditures to be reimbursed by MLP pursuant to Section 4.1(a).

4.4                               Audit and Examination.

(a)                                 MLP shall have the right to review all source documentation concerning the liabilities, costs, and expenses allocated to MLP and/or the Partnership Group hereunder upon reasonable notice and during regular business hours. If any such examination establishes any inaccuracy in any billing made prior to such examination, the necessary adjustments to such billings will be made promptly without any interest charge. If any information provided to or reviewed by MLP under this Section 4.4(a) is confidential, the parties shall execute a mutually acceptable confidentiality agreement prior to such inspection or audit.

(b)                                 Absent fraud or intentional concealment or misrepresentation by the relevant Party, a Party shall neither be required nor permitted to adjust any Expenditure incurred by such Party during a Fiscal Year unless a claim therefor is presented or adjustment is initiated within the 12 Months following such Fiscal Year, and in the absence of such timely claims or adjustments, the books and records rendered by Antero shall be conclusively established as correct. If MLP has commenced an audit within the period referenced in Section 4.4(a) but has been unable to complete the audit within such period despite its good faith efforts to do so, then MLP shall be entitled to a reasonable extension of time to complete the audit.

ARTICLE V
STANDARD OF CARE, NEGATIVE COVENANTS

5.1                               Standard of Care. Antero shall second, or cause to be seconded, the Seconded Employees who will perform the Operating Services, and who shall carry out their responsibilities (a) in accordance with workmanlike practices common in the U.S. oil and natural gas industry, and exercise the same level of care Antero requires in the management of its own business and affairs, and (b) in compliance with all environmental laws, rules and regulations of the United States of America and the states where the Water Assets and the Gathering Facilities are located.

5.2                               Negative Covenants. For the avoidance of doubt, no member of the Antero Group shall, without the prior written consent of MLP, do or, to the extent the same is within its reasonable control and consistent with the other terms of this Agreement, permit to occur or to continue, or permit any Seconded Employee to do or permit to occur or continue to occur, any of the following:

(a)                                 Commit any member of the Partnership Group to, or enter into on behalf of the Partnership Group, any contract or agreement;

(b)                                 Create or incur any lien, security interest or encumbrance upon the Assets, including without limitation any mechanics or materialmen’s liens or similar encumbrances arising out of claims for work, labor or materials furnished in connection with the provision of Operating Services hereunder;

(c)                                  Purport to sell, lease, pledge, mortgage, assign, transfer or otherwise dispose of the Assets or any of the Partnership Group now owned or hereafter acquired assets; or

(d)                                 Commit any member of the Partnership Group to be or to become directly or contingently responsible or liable for obligations of any other Person, by assumption, guarantee, endorsement or otherwise.

ARTICLE VI
TAXES

6.1                               Embedded Tax Amounts. If any portion of any payment made by MLP hereunder is to reimburse Antero for any federal, state or local taxes or assessments, then Antero shall cause such taxes and assessments to be paid prior to delinquency.

6.2                               Income Taxes. Notwithstanding anything to the contrary, Expenditures for which Antero is entitled to reimbursement pursuant to this Agreement shall not include taxes that are measured or based on Antero’s income or franchise taxes or similar taxes, and all such income, franchise and similar taxes shall be the responsibility of Antero.

ARTICLE VII
TERMINATION

7.1                               Term. Unless terminated earlier, this Agreement shall continue in effect until the twentieth (20th) anniversary of the execution of the Initial Services Agreement and from year to year thereafter (with the initial term of this Agreement deemed extended for each of any such additional year) until such time as this Agreement is terminated, effective upon an anniversary of the date hereof, by written notice from either Party to the other Party on or before the one hundred eightieth (180th) day prior to such anniversary.

7.2                               Termination.

(a)                                 Notwithstanding anything to the contrary in this Agreement, this Agreement may be terminated at any time (i) by mutual written agreement of the Parties and (ii) by MLP, in its sole discretion, effective upon delivery of written notice of such termination to Antero.

(b)                                 Upon termination of this Agreement, all rights and obligations of the Parties under this Agreement shall terminate, provided, however, that such termination shall not affect or excuse the performance of any party under the provisions of Article IX which provisions shall survive the termination of this Agreement indefinitely.

ARTICLE VIII
ACCESS TO THE ASSETS

The Seconded Employees shall at all times during their performance of the Operating Services hereunder have full and free, non-exclusive access to the Assets as necessary to perform their obligations under this Agreement, and all such Persons shall comply with all safety and other procedures from time to time imposed by MLP in connection with any access to or work performed on or about the Assets.

ARTICLE IX
INDEMNIFICATION

9.1                               Indemnification Scope.   IT IS IN THE BEST INTERESTS OF THE PARTIES THAT CERTAIN RISKS RELATING TO THE MATTERS GOVERNED BY THIS AGREEMENT SHOULD BE IDENTIFIED AND ALLOCATED AS BETWEEN THEM. IT IS THEREFORE THE INTENT AND PURPOSE OF THIS AGREEMENT TO PROVIDE FOR THE INDEMNITIES SET FORTH HEREIN TO THE MAXIMUM EXTENT ALLOWED BY LAW. ALL PROVISIONS OF THIS ARTICLE SHALL BE DEEMED CONSPICUOUS WHETHER OR NOT CAPITALIZED OR OTHERWISE EMPHASIZED.

9.2                               Indemnified Persons.   Wherever “MLP” or “Antero” appears as an indemnitee in this Article, the term shall include that entity and its Affiliates, and the respective agents, officers, directors, employees, representatives and contractors and subcontractors of any tier of the foregoing entities involved in actions or duties to act on behalf of the indemnified Party.  These groups will be the “MLP Indemnitees” or the “Antero Indemnitees” as applicable, provided, however, that for the avoidance of doubt, the MLP Indemnitees shall not include Antero and its Affliates, and the Antero Indemnitees shall not include the General Partner or any member of the Partnership Group. “Third parties” shall not include any MLP Indemnitees or Antero Indemnitees.

9.3                               Indemnifications.

(a)                                 MLP SHALL RELEASE, DEFEND, INDEMNIFY, AND HOLD HARMLESS THE ANTERO INDEMNITEES FROM AND AGAINST ANY AND ALL CLAIMS, CAUSES OF ACTION, DEMANDS, LIABILITIES, LOSSES, DAMAGES, FINES, PENALTIES, JUDGMENTS, EXPENSES AND COSTS, INCLUDING REASONABLE ATTORNEYS’ FEES AND COSTS OF INVESTIGATION AND DEFENSE (EACH, A “LIABILITY”) (INCLUDING, WITHOUT LIMITATION, ANY LIABILITY FOR (i) DAMAGE, LOSS OR DESTRUCTION OF THE ASSETS, (ii) BODILY INJURY, ILLNESS OR DEATH OF ANY PERSON, EXCEPT TO THE EXTENT SUCH PERSON IS A SECONDED EMPLOYEE, AND (iii) LOSS OF OR DAMAGE TO EQUIPMENT OR PROPERTY OF ANY PERSON) ARISING FROM OR RELATING TO THE SECONDED EMPLOYEES’ PERFORMANCE OF THIS AGREEMENT, EXCEPT TO THE EXTENT SUCH LIABILITY IS CAUSED BY THE GROSS NEGLIGENCE OR WILLFUL MISCONDUCT OF THE ANTERO INDEMNITEES.

(b)                                 ANTERO SHALL RELEASE, DEFEND, INDEMNIFY, AND HOLD HARMLESS THE MLP INDEMNITEES FROM AND AGAINST ANY AND ALL LIABILITIES (INCLUDING, WITHOUT LIMITATION, ANY LIABILITY FOR (i) DAMAGE, LOSS OR DESTRUCTION OF THE ASSETS, (ii) BODILY INJURY, ILLNESS OR DEATH OF ANY PERSON, EXCEPT TO THE EXTENT SUCH PERSON IS A SECONDED EMPLOYEE, AND (iii) LOSS OF OR DAMAGE TO EQUIPMENT OR PROPERTY OF ANY PERSON) ARISING FROM OR RELATING TO THE SECONDED EMPLOYEES’ PERFORMANCE UNDER THIS AGREEMENT TO THE EXTENT SUCH LIABILITY IS CAUSED BY THE GROSS NEGLIGENCE OR WILLFUL MISCONDUCT OF THE ANTERO INDEMNITEES.

9.4                               Damages Limitations.  Any and all damages recovered by either Party pursuant to this Article IX or pursuant to any other provision of or actions or omissions under this Agreement shall be limited to actual damages. CONSEQUENTIAL DAMAGES (INCLUDING WITHOUT LIMITATION BUSINESS INTERRUPTIONS AND LOST PROFITS) AND EXEMPLARY AND PUNITIVE DAMAGES SHALL NOT BE RECOVERABLE UNDER ANY CIRCUMSTANCES EXCEPT TO THE EXTENT THOSE DAMAGES ARE INCLUDED IN THIRD PARTY CLAIMS FOR WHICH A PARTY HAS AGREED HEREIN TO INDEMNIFY THE OTHER PARTY. EACH PARTY ACKNOWLEDGES IT IS AWARE THAT IT HAS POTENTIALLY VARIABLE LEGAL RIGHTS UNDER COMMON LAW AND BY STATUTE TO RECOVER CONSEQUENTIAL, EXEMPLARY, AND PUNITIVE DAMAGES UNDER CERTAIN CIRCUMSTANCES, AND, EXCEPT AS PROVIDED IN THE PRECEDING SENTENCE WITH RESPECT TO THIRD PARTY CLAIMS, EACH PARTY NEVERTHELESS WAIVES, RELEASES, RELINQUISHES, AND SURRENDERS RIGHTS TO CONSEQUENTIAL PUNITIVE AND EXEMPLARY DAMAGES TO THE FULLEST EXTENT PERMITTED BY LAW WITH FULL KNOWLEDGE AND AWARENESS OF THE CONSEQUENCES OF THE WAIVER REGARDLESS OF THE NEGLIGENCE OR FAULT OF EITHER PARTY.

9.5                               Defense of Claims.  The indemnifying Party shall defend, at its sole expense, any claim, demand, loss, liability, damage, or other cause of action within the scope of the indemnifying Party’s indemnification obligations under this Agreement, provided that the indemnified Party notifies the indemnifying Party promptly in writing of any claim, loss, liability, damage, or cause of action against the indemnified Party and gives the indemnifying Party information, and assistance at the reasonable expense of the indemnifying Party in defense of the matter. The indemnified Party may be represented by its own counsel (at the indemnified Party’s sole expense) and may participate in any proceeding relating to a claim, loss, liability, damage, or cause of action in which the indemnified Party or both Parties are defendants, provided, however, the indemnifying Party shall, at all times, control the defense and any appeal or settlement of any matter for which it has indemnification obligations under this Agreement so long as any such settlement includes an unconditional release of the indemnified Party from all liability arising out of such claim, demand, loss, liability, damage, or other cause of action and does not require any remediation or other action other than the payment of money which the indemnifying party will be responsible for hereunder and does not include a statement as to or an admission of fault, culpability or a failure to act by or on behalf of the indemnified Party.  Should the Parties both be named as defendants in any third-party claim or cause of action arising out of or relating to the Assets or Operating Services, the Parties will cooperate with each other in the joint defense of their common interests to the extent permitted by law, and will enter into an agreement for joint defense of the action if the Parties mutually agree that the execution of the same would be beneficial.

ARTICLE X
FORCE MAJEURE

10.1                        Force Majeure Event.

(a)                                 In the event a Party is rendered unable, wholly or in part, by Force Majeure to carry out its obligations under this Agreement, other than the obligation to make payments then or thereafter due hereunder, and such Party promptly gives notice and reasonably full particulars of such Force Majeure to the other Party promptly after the occurrence of the cause relied on, then the obligations of the Party giving such notice, so far as and to the extent that they are affected by Force Majeure, shall be suspended during the continuance of any inability so caused, but for no longer period, and such cause shall so far as reasonably possible be remedied with all reasonably dispatch by the Party claiming Force Majeure.

(b)                                 “Force Majeure” as used in this Agreement shall mean any cause or causes not reasonably within the control of the Party claiming suspension and which, by the exercise of reasonable diligence, such Party is unable to prevent or overcome, including acts of God, strikes, lockouts or other industrial disturbances, acts of the public enemy, acts of terror, sabotage, wars, blockades, military action, insurrections, riots, epidemics, landslides, subsidence,  lightning, earthquakes, fires, storms or storm warnings, crevasses, floods, washouts, civil disturbances, explosions, breakage or accidents to wells, machinery, equipment or lines of pipe; the necessity for testing or making repairs or alterations to wells, machinery, equipment or lines of pipe, freezing of wells, equipment or lines of pipe; inability of any Party hereto to obtain, after the exercise of reasonable diligence, necessary materials, supplies or governmental approvals, and action or restraint by any Governmental Authority (so long as the Party claiming suspension has not applied for or assisted in the application for, and has opposed where and to the extent reasonable, such action or restraint, and as long as such action or restraint is not the result of a failure by the claiming Party to comply with any Applicable Law.

(c)                                  The settlement of any strikes or lockouts will be entirely within the discretion of Antero, and settlement of strikes, lockouts or other labor disturbances when that course is considered inadvisable is not required.

ARTICLE XI
OTHER PROVISIONS

11.1                        Assignment. This Agreement shall be binding upon and inure to the benefit of the Parties named herein. No Party may assign or otherwise transfer either this Agreement or any of its rights, interests or obligations hereunder without the prior written approval of the other Parties, which approval shall not be unreasonably withheld, conditioned or delayed.

11.2                        Notices. All notices or requests or consents provided for by, or permitted to be given pursuant to, this Agreement must be in writing and must be given by depositing the same in the United States mail, addressed to the Person to be notified, postpaid, and registered or certified with return receipt requested or by delivering such notice in person or by facsimile or e-mail to such Party. Notice given by personal delivery or mail shall be effective upon actual receipt. Notice given by facsimile or e-mail shall be effective upon actual receipt if received during the recipient’s normal business hours or at the beginning of the recipient’s next Business Day after receipt if not received during the recipient’s normal business hours. All notices to be sent to a Party pursuant to this Agreement shall be sent to or made at the address set forth below such Party’s signature to this Agreement or at such other address as such Party may stipulate to the other Parties in the manner provided in this Section 11.2.

Partnership Group:

Antero Midstream Partners LP
1615 Wynkoop Street

Denver, Colorado 80202
Attn: Chief Financial Officer

Fax: (303) 357-7315

Antero:

Antero Resources Corporation
1615 Wynkoop Street

Denver, Colorado 80202
Attn: Chief Financial Officer

Fax: (303) 357-7315

11.3                        Severability. If any provision of this Agreement shall be finally determined to be unenforceable, illegal or unlawful, such provision shall, so long as the economic and legal substance of the transactions contemplated hereby is not affected in any materially adverse manner as to any Party, be deemed severed from this Agreement and the remainder of this Agreement shall remain in full force and effect.

11.4                        Entire Agreement; Conflicts. This Agreement, the Amended and Restated Services Agreement dated of even date herewith among MLP, General Partner and Antero (the “A&R Services Agreement”), the Water Contribution Agreement, the Prior Contribution Agreement, the Commercial Agreements, any exhibits or schedules to the foregoing and any other transaction documents executed in connection herewith or therewith constitute the entire agreement of the Parties relating to the matters contained herein and therein, superseding all prior contracts or agreements, whether oral or written, relating to the matters contained herein and therein. In the event of a conflict between the terms of this Agreement and the terms of the A&R Services Agreement with respect to the coverage of any individual and/or services provided, the terms of this Agreement shall control.

11.5                        Amendment or Modification. This Agreement may be amended or modified from time to time only by the written agreement of all the Parties hereto. Each such instrument shall be reduced to writing and shall be designated on its face an “Amendment” or an “Addendum” to this Agreement.

11.6                        No Waiver. Failure of either MLP or Antero to require performance of any provision of this Agreement shall not affect either Party’s right to full performance thereof at any time thereafter, and the waiver by either MLP or Antero of a breach of any provision hereof shall not constitute a waiver of any similar breach in the future or of any other breach or nullify the effectiveness of such provision.

11.7                        Safety Regulations. All employees of each Party when on the property of the other Party will conform to the rules, regulations and procedures concerning safety of such other Party. From time to time, each Party shall furnish the other Party with complete, accurate and current copies of all such rules, regulations and procedures.

11.8                        Relationship of Parties. This Agreement does not create a partnership, joint venture, or relationship of trust or agency between the Parties.

11.9                        Governing Law. Each of the Parties hereby irrevocably consents and agrees that any dispute arising out of or relating to this Agreement or any related document shall exclusively be brought in the courts of the State of Colorado, in Denver County or the federal courts located in the District of Colorado.  The Parties agree that, after such a dispute is before a court as specified in this Section 11.9 and during the pendency of such dispute before such court, all actions with respect to such dispute, including any counterclaim, cross-claim or interpleader, shall be subject to the exclusive jurisdiction of such court.  The Parties also agree that after such a dispute is before a court as specified in this Section 11.9, and during the pendency of such dispute before such court, each of the Parties hereby waives, and agrees not to assert, as a defense in any legal dispute, that it is not subject thereto or that such dispute may not be brought or is not maintainable in such court or that its property is exempt or immune from execution, that the dispute is brought in an inconvenient forum or that the venue of the dispute is improper.  Each Party agrees that a final judgment in any dispute described in this Section 11.9 after the expiration of any period permitted for appeal and subject to any stay during appeal shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by laws.

11.10                 Further Assurances.  In connection with this Agreement and all transactions contemplated by this Agreement, each signatory party hereto agrees to execute and deliver such additional documents and instruments and to perform such additional acts as may be necessary or appropriate to effectuate, carry out and perform all of the terms, provisions and conditions of this Agreement and all such transactions.

11.11                 Counterparts.  This Agreement may be executed in one or more counterparts, including electronic, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.  In the event that any signature is delivered by facsimile transmission or by e-mail delivery of a “.pdf” format data file, such signature shall create a valid and binding obligation of the Party executing (or on whose behalf such signature is executed) with the same force and effect as if such facsimile or “.pdf” signature page were an original thereof.

11.12                 Rights of Third Parties.  The provisions of this Agreement are enforceable solely by the Parties to this Agreement, and no third party (including any Limited Partner of MLP) shall have the right, separate and apart from the Parties to this Agreement, to enforce any provision of this Agreement or to compel any Party to this Agreement to comply with the terms of this Agreement.

[Signatures on following page]

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date first set forth above.

ANTERO MIDSTREAM PARTNERS LP

By:	Antero Resources Midstream Management LLC, its general partner

By:	/s/ Alvyn A. Schopp

Name:	Alvyn A. Schopp
Title:	Chief Administrative Officer, Regional Vice President and Treasurer

ANTERO RESOURCES MIDSTREAM MANAGEMENT LLC

By:	/s/ Alvyn A. Schopp

Name:	Alvyn A. Schopp
Title:	Chief Administrative Officer, Regional Vice President and Treasurer

ANTERO MIDSTREAM LLC

By:	/s/ Alvyn A. Schopp

Name:	Alvyn A. Schopp
Title:	Chief Administrative Officer, Regional Vice President and Treasurer

ANTERO WATER LLC

By:	/s/ Alvyn A. Schopp

Name:	Alvyn A. Schopp
Title:	Chief Administrative Officer, Regional Vice President and Treasurer

ANTERO TREATMENT LLC

By:	/s/ Alvyn A. Schopp

Name:	Alvyn A. Schopp
Title:	Chief Administrative Officer, Regional Vice President and Treasurer

ANTERO RESOURCES CORPORATION

By:	/s/ Alvyn A. Schopp

Name:	Alvyn A. Schopp
Title:	Chief Administrative Officer, Regional Vice President and Treasurer

Signature Page to Services and Secondment Agreement

SCHEDULE 1

The services shall include the personnel necessary for the provision of comprehensive Operating Services. Antero shall second, or cause to be seconded, Seconded Employees to perform the following Operating Services in connection with the operation and maintenance of the Assets, all in accordance with, and subject to, the requirements of this Agreement:

OPERATING SERVICES: WATER ASSETS

The Seconded Employees shall perform the following Operational Services with respect to the Water Assets:

1.              provide, or procure (in the name of MLP or its applicable Affiliate) and manage, those services (including operation, maintenance, engineering and construction services) necessary for the operation of the Water Assets and to maintain the Water Assets in sound operating condition and good repair;

2.              perform routine maintenance, preventative maintenance and capitalized repairs;

3.              perform corrosion and inspection services;

4.              perform or cause to be performed waste water fluid handling services;

5.              submit the applications for and in the name of MLP or its applicable Affiliate, pursue the issuance of, and maintain in force, the environmental and all other permits necessary for the operation of the Water Assets;

6.              prepare, sign and file, or cause to be prepared, signed and filed, in each case in the name of MLP or its applicable Affiliate, all filings required to be filed by an operator of comparable water transportation and disposal assets with any Governmental Authority with respect to the Water Assets or the operation thereof; and

7.              perform or cause to be performed any other services with respect to the Water Assets and associated business reasonably requested by MLP.

OPERATING SERVICES: GATHERING FACILITIES

The Seconded Employees shall perform the following Operational Services with respect to the Gathering Facilities:

1.              conduct, or cause to be conducted, all operations with respect to the Gathering Facilities, and shall procure and furnish, or cause to be procured or furnished in the name of MLP or its applicable Affiliate, all materials, equipment, services, supplies, and labor necessary for the operation and maintenance of the Gathering Facilities, engineering support for these activities, and related warehousing and security, including the following:

i.                  Maintain and operate flow and pressure control, monitoring, and over-pressure protection;

ii.               Maintain, repair, recondition, overhaul, and replace equipment, as needed, to keep the Gathering Facilities in good working order;

iii.            Operate the Gathering Facilities in a manner consistent with the standard of conduct set forth in the applicable Commercial Agreements; and

iv.           Conduct all other routine day-to-day operations of the Gathering Facilities.

2.              provide, manage and conduct, or cause to be provided, managed and conducted, the business operations associated with the Gathering Facilities, including without limitation, the following:

i.                  Transportation and logistics, including commercial operations;

Schedule 1

ii.               Contract administration;

iii.            Gas control;

iv.           Gas measurement;

v.              GIS mapping;

vi.           Database mapping, reporting and maintenance;

vii.        Rights of way;

viii.     Materials management;

ix.           Engineering support (including facility design and optimization); and

x.              perform or cause to be performed any other services with respect to the Gathering Facilities and associated business reasonably requested by MLP.

3.              coordinate and direct, or cause to be coordinated and directed, the activities of Persons (including contractors, subcontractors, consultants, professionals, service and other organizations) required to perform the duties and responsibilities necessarily for the provision of the Operating Services. Such persons may include employees of Antero or its affiliates or employees of one or more third persons; provided, however, that any contracts or agreements with respect to third party services shall be entered into in the name of MLP or its applicable Affiliates unless otherwise agreed by MLP in writing.

Schedule 1

SCHEDULE 2
ACCOUNTING PROCEDURES

1.0                               Statements and Billings. Antero shall bill MLP in accordance with Section 4.2 of this Agreement. If requested by MLP, Antero will promptly provide reasonably sufficient support for the Expenditures anticipated to be incurred for the following Month. Bills will be summarized by appropriate classifications indicative of the nature thereof and will be accompanied by such detail and supporting documentation as MLP may reasonably request.

2.0                               Records. The Parties shall maintain accurate books and records covering all performance of the Services.

3.0                               Purchase of Materials. All material, equipment and supplies used or consumed on behalf of the Assets will be owned by MLP or the relevant member of the Partnership Group, as applicable, and purchased or furnished for its account. So far as is reasonably practical and consistent with efficient, safe and economical operation as determined by Antero, only such material shall be obtained for the Assets as may be required for immediate or near-term use, and the accumulation of surplus stock shall be avoided. To the extent reasonably possible, the Seconded Employees shall take advantage of discounts available by early payments and pass such benefits (or an allocable portion thereof) on to MLP.

4.0                               Accounting Procedures.

(a)                                 Antero is part of an affiliated group of companies (the “Affiliated Group”) that as of the date of this Agreement is engaged in the exploration and production of natural gas. Accounting, purchasing, and risk management (among other functions and services) as of the date of this Agreement are managed or provided by Antero or one of its Affiliates to the Affiliated Group. The costs and expenses incurred by Antero or such Affiliate in managing or providing such functions and services are accrued on the books and records of Antero in accordance with GAAP and are allocated (where applicable) among the members of the Affiliated Group in accordance with GAAP (the “Accounting Procedures”).

(b)                                 The costs and expenses incurred by Antero Water, Antero Treatment or Antero Midstream in managing or providing functions and services as at the date of this Agreement are to be accrued on the books and records of such entity in accordance with the Accounting Procedures.

(c)                                  Antero shall apply the Accounting Procedures in determining the Expenditures. The Accounting Procedures shall provide a mechanism for validating an Expenditure and all allocations of an Expenditure. If MLP believes that the determination or allocation of any Expenditure is inconsistent with the Accounting Procedures, then MLP shall notify Antero in writing of the specific manner in which MLP regards such determination or allocation to be deficient or objectionable. Antero shall either correct or change such determination or allocation in accordance with the notice, or, if Antero disagrees with MLP’s notice, shall reasonably cooperate with MLP in addressing such changes. If MLP’s auditors and the Audit Committee of the General Partner make reasonable suggestions on accounting relating to this Agreement, Antero will reasonably cooperate with MLP and any other applicable members of the Partnership Group in addressing such changes; provided, the implementation of such suggestions shall be subject to the mutual agreement of MLP and Antero.

(d)                                 There shall be no duplication of charges for the same Expenditure. Likewise, no duplication of an Expenditure that has been charged to MLP under any other agreement between the Parties may occur.

Schedule 2